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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC  20549

                         ------------------------------

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                   HEARx Ltd.
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             (Exact Name of Registrant as Specified in its Charter)


                  Delaware                                 22-2748248
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  (State of Incorporation or Organization)              (I.R.S. Employer
                                                       Identification no.)


471 Spencer Drive, West Palm Beach Florida                    33409
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  (Address of principal executive offices)                  (zip code)


If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A(c)(1) please check the following box. [ ]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A(c)(2) please check the following box. [ ]


Securities to be registered pursuant to Section 12(b) of the Act:

           Title of Each Class               Name of Each Exchange on Which
           to be so Registered               Each Class is to be Registered
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      Common Stock, $0.10 par value               American Stock Exchange


Securities to be registered pursuant to Section 12(g) of the Act:  None











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Item 1.  Description of Registrant's Securities to be Registered.
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         The Registrant's authorized capital stock consists of 100,000,000 shares of Common Stock, par value $0.10 per share, and 2,000,000 shares of Preferred Stock, par value $1.00 per share. As of January 31, 1996, 47,956,783 shares of Common Stock were outstanding and held by 786 shareholders of record.


Common Stock
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         Subject to the prior rights of any shares of Preferred Stock which are outstanding and which may be issued in the future, the holders of the Common Stock are entitled to receive dividends as and when declared by the Board of Directors out of funds legally available for dividends and, in the event of liquidation, dissolution or winding up of the Registrant, to share ratably in all assets remaining after payment of liabilities. The holders of the Common Stock are entitled to one vote of each share of Common Stock held of record on all matters submitted to a vote of shareholders. Holders of Common Stock do not have cumulative voting rights. The holders of Common Stock have no preemptive rights or conversion rights and are not subject to further calls or assessments by the Registrant. There are no redemption or sinking fund provisions applicable to the Common Stock.

         The Transfer Agent for the Registrant's Common Stock is American Stock Transfer Services, Brooklyn, New York.


Item 2.  Exhibits.
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         The securities described herein are to be registered on the American
Stock Exchange, on which no other securities of the Registrant are registered. Pursuant to instruction II as to exhibits, the following exhibits have been filed with the American Stock Exchange, but not with the Commission:

         3.1. The Registrant's Annual Report on Form 10-K for the year ended December 30, 1994.

         4.1. The Registrant's Current Report on Form 8-K/A, dated December 30, 1994.

         4.2. The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 30, 1995.

         4.3. The Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995.

         4.4. The Registrant's Quarterly Report on Form 10-Q for the quarter ended September 29, 1995.

         5.1. The Registrant's Notice of Annual Meeting of Shareholders and Proxy Statement relating to its Annual Meeting held on June 16, 1995.



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         6.1.    Copies of the Registrant's Restated Certificate of
                 Incorporation, including all amendments thereto.

         6.2.    The Registrant's Amended And Restated By-laws.

         7.1.    Copy of certificate of Common Stock, $0.10 par value.

         8.1.    The Registrant's 1995 Annual Report to Shareholders.


















































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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  February 27, 1996                 HEARx Ltd.

                                          By: /s/ Paul A. Brown, M.D.
                                              ---------------------------------
                                              Paul A. Brown, M.D.
                                              Chairman of the Board and
                                              Chief Executive Officer